Exhibit 10.23

LITHIUM AMERICAS CORP.

(the “Company”)

DEFERRED SHARE UNIT GRANT LETTER

DATE: [___________]

PERSONAL & CONFIDENTIAL

NAME: [___________] (the “Awardee”)

ADDRESS: [___________]

Dear [___________]:

The Company’s Equity Incentive Plan (the “Plan”) permits the Board, which administers the Plan, to award deferred share units (“DSUs”) to directors of the Company, as determined in the sole and absolute discretion of the Board. This letter (the “Grant Letter”) and your acceptance hereof serve as a Deferred Share Unit Grant Letter under Section 5.2 of the Plan. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

This Grant Letter documents that you have been granted [_____] DSUs, each allowing you to acquire one Share without any payment.

You acknowledge having received, read, and understood a copy of the Plan. In the event of any inconsistency between the terms of this Grant Letter and the Plan, it is hereby acknowledged that the terms of the Plan shall govern.

DSUs will be automatically redeemed by the Company, with no further action by the Awardee, on the date specified in the Plan which is a specified period of time after (i) a “Separation Date” (as such term is defined by the Plan), or (ii) the death of the Awardee.

You hereby authorize the Company to withhold any remuneration payable to you or take any other steps necessary for the purposes of paying any taxes and other source deductions required to be deducted or withheld as a result of your participation in the Plan.

You are reminded that you are prohibited from trading in the securities of the Company while in possession of material undisclosed material and during blackout periods and that all trades made by insiders are required to be filed on the System for Electronic Disclosure by Insiders (SEDI) and on Electronic Data Gathering, Analysis, and Retrieval (EDGAR).

Except as expressly provided for in the Plan or pursuant to a testamentary disposition or by the laws of descent and distribution, no DSU is transferable.

Subject to the terms of the Plan, the Board shall have full discretion with respect to any actions to be taken or determinations to be made in connection with the DSUs issued to the Awardee, and the determination of the Board shall be final, binding and conclusive.

This agreement is governed by and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. For the purposes of all legal proceedings, this agreement will be deemed to have been performed in the Province of British Columbia and the courts of the Province of British Columbia will have jurisdiction to entertain any action arising under this agreement. Each of the parties attorn to the jurisdiction of the courts of the Province of British Columbia.

This agreement may be signed in counterparts, by PDF or other electronic means, each of which so executed shall be deemed to be an original document and together, shall constitute one and the same document.

Yours truly,

LITHIUM AMERICAS CORP.

By:
Name:
Title:

I have read and agree to be bound by the terms of this Grant Letter and the Plan as of the date first written above.

Name: [___________]